Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: November 29, 2006 NASDAQ Symbol: FBMI	Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION DECLARES STOCK DIVIDEND

Alma, Michigan (FBMI) – Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced that the Board of Directors has approved a 5% stock dividend which will be paid December 29, 2006 to shareholders of record as of December 15, 2006.

Mr.     Sullivan stated, “This is the fifteenth consecutive year Firstbank Corporation has declared a 5% stock dividend. The stock dividend is consistent with the underlying earnings power of the company and the strong capital position. The Board of Directors is pleased to share these strengths with our shareholders. Additionally, cash dividends, including the effect of stock dividends and splits, have increased at a compound annual growth rate of 10.2% per year over the past five years.”

Firstbank Corporation, headquartered in Alma, Michigan is a six bank financial services company with assets of $1.1 billion and 41 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; Firstbank – St. Johns; and Keystone Community Bank.